UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2015

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2015, MGT Capital Investments, Inc. (the “Company”) entered into separate subscription agreements (the “Subscription Agreement”) with accredited investors (the “Investors”) relating to the issuance and sale of $700,000 of units (the “Units”) at a purchase price of $0.25 per Unit, with each Unit consisting of one share (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and a three year warrant (the “Warrants”) to purchase two shares of Common Stock at an initial exercise price of $0.25 per share (such sale and issuance, the “Private Placement”).

The Warrants are exercisable at a price of $0.25 on the earlier of (i) one year from the date of issue or (ii) the occurrence of certain corporate events, including a private or public financing, subject to approval of the lead investor, in which the Company receives gross proceeds of at least $7,500,000; a spinoff; one or more acquisitions or sales by the Company of certain assets approved by the stockholders of the Company; or a merger, consolidation, recapitalization, or reorganization approved by the stockholders of the Company (each, a “Qualifying Transaction”). The Warrants may be exercised by means of a “cashless exercise” following the four month anniversary of the date of issue, provided that the Company has consummated a Qualifying Transaction and there is no effective registration statement registering the resale of the shares of Common Stock underlying the Warrants (the “Warrant Shares”). The Company is prohibited from effecting an exercise of any Warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. The Warrants are also subject to certain adjustments upon certain actions by the Company as outlined in the Warrants.

Prior to receipt of Shareholder Approval as discussed below, the Warrants in the aggregate shall not be exercisable into more than 19.99% of the number of shares of Common Stock outstanding as of the closing date (the “Exercise Cap”).   In order to permit the full exercise of the Warrants in accordance with applicable listing rules of the NYSE MKT, the Company agreed to hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) for the purpose of obtaining shareholder approval for removal of the Exercise Cap (“Shareholder Approval”), with the recommendation of the Company’s Board of Directors that such proposal be approved (the “Proposal”). In connection with the Shareholder Approval, the Company entered into voting agreements (the “Voting Agreements”) with each of Robert Ladd, its Chief Executive Officer, President and a director, and Josh Silverman, a director, to vote their existing shares in favor of the Proposal. Mr. Silverman also purchased $75,000 of Units in the Private Placement.

The Company has undertaken, pursuant to the Subscription Agreement, to file a registration statement to register the Shares and Warrant Shares (the “Registration Statement”) within 30 days following the closing and to use its best efforts to have the Registration Statement declared effective 60 days from the filing date. The Subscription Agreement also provides the Investors with a 50% right of participation in future securities offerings of the Company for a period of one year from the closing. The Company agreed not to issue new equity securities, subject to certain exceptions, without the approval of the lead investor for a period of five months from the closing and not to issue any securities pursuant to an at-the-market offering until the earlier of (i) the six month anniversary of the closing or (ii) such date as the closing price of the Common Stock is at least $0.75 for five consecutive trading days and the Registration Statement has been declared effective.

The Subscription Agreement also contains other customary representations, warranties and agreements by the Company and the Investors. The representations, warranties and covenants contained in the Subscription Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The offering is being made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing descriptions of the Subscription Agreement, the Warrants and the Voting Agreement are not complete and are qualified in their entireties by reference to the full text of the Form of Subscription Agreement, the Form of Common Stock Purchase Warrant and Form of Voting Agreement, copies of which are filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, to this report and are incorporated by reference herein.

The Company issued a press release on October 9, 2015 announcing the transaction, which press release is attached as Exhibit 99.1 to this report.

Item 3.02 Unregistered Sales of Equity Securities

On October 8, 2015, the Company issued the Units, consisting of the Shares and the Warrants, in exchange for aggregate gross proceeds of $700,000. The details of this transaction are described in Item 1.01, which is incorporated by reference, in its entirety, into this Item 3.02.

The Units, the Shares and the Warrants have not been registered under the Securities Act, or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Subscription Agreement
10.2	Form of Common Stock Purchase Warrant
10.3	Form of Voting Agreement
99.1	Press Release dated October 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGT CAPITAL INVESTMENTS, INC.

Date: October 9, 2015	By:	/s/ Robert B. Ladd
Name: Robert B. Ladd
Title: President and Chief Executive Officer